EXHIBIT 2.6


                                    EXHIBIT E
                                    ---------

                              SEPARATION AGREEMENT
                        AND GENERAL RELEASE OF ALL CLAIMS

         This Separation Agreement and General Release of All Claims ("Agreement") is made by and between William L. Miller ("Executive") and Surge Global Energy, Inc., formerly known as The Havana Group, Inc.("Company") (collectively, the "Parties").

         13. Executive was an employee of the Company between December 1, 1997 and November 20, 2004 (the "Termination Date"). Executive was employed in Ohio. Executive tendered his resignation on November 17, 2004 and his resignation was accepted by the Board of Directors on November 20, 2004.

         14. The Company has incurred indebtedness to Executive and his affiliates in the amount of approximately Seven Hundred Seventy Three Thousand Five Hundred and Seven Dollars ($773,507.00), as evidenced by certain promissory notes, certain accounting entries and otherwise for salary, bonuses, expenses, interest, and other categories (the "Debt") which may be secured or unsecured as set forth in one or more Loan Agreements (the "Loan Agreements").The obligations constituting the Debt are as follows:

2000 Accounts Payable: 2010 A/P Trade- Continuing Operations Accrued Interest, $27,421;

2100 Accrued Payroll: 2114 Acc Pay-Miller, $75,000;

2090 Due to Officer - Wages, $151,626;

2090 Due to Officer - Business Expenses, $2,957;

2070 Due to Affiliates: 2075 Interco Hav/Zenvesco, $79,306;

2070 Due to Affiliates: 2072 Interco Hav/Highland Pipe Co. dba Monarch Pipe Company, $11,792;

2070 Due to Affiliates: 2085 Interco Hav/Camden, $225,405

2500 N/P Officers & Directors - August 2002, $50,000;

2500 N/P Officer - December 2001, $150,000.

         15. Executive and Company desire to settle fully and finally any differences between them, including, but in no way limited to, any differences that have arisen or might arise out of Executive's employment or association with Company or the termination of that employment (collectively, the "Disputes"). Additionally, Executive and Company desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.


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

         16. Based upon the Company's current financial condition, Executive is willing to accept the Company's conditional promise herein of a cash payment in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) in full satisfaction of the Debt.

         17. Executive represents, understands and agrees that Executive's active employment with Company was voluntarily terminated on the Termination Date as specified above, and that Executive will not otherwise demand employment with Company. Executive represents that Executive has not filed and will not file any complaint, charge, or lawsuit with any governmental agency or any court against Company. Executive understands and agrees that from and after the Termination Date set forth above, Executive shall not be entitled to any of the rights and privileges established for Company's employees except as otherwise provided in this Agreement.

         18. In consideration of and in return for the promises and covenants undertaken by Company and Executive, and the releases given by Executive and Company, Executive and Company agree as follows:

         19. Upon the closing of any financing for the Company in the amount of Five Hundred Thousand Dollars ($500,000.00) or more, the Company shall pay to Executive the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (subject to legally required deductions). The $250,000 payment will be made 90 days after the date of this Agreement, or the date the Company has raised at least $500,000 in equity capital after the date of the agreement, if Executive does not first revoke this Agreement under Paragraph 15 of this Agreement. If the conditions hereunder are satisfied, the payment shall be made to Camden Structure, Inc., and Zenvesco in the following allocation: $225,000 to Camden and $25,000 to Zenvesco.

                  (1) Executive hereby assumes the following debts of the Company whether owed to Executive or another:

                  2000 Accounts Payable: 2010 A/P Trade- Continuing Operations Accrued Interest, $27,421;

                  2070 Due to Affiliates: 2075 Interco Hav/Zenvesco, $79,306;

                  2070 Due to Affiliates: 2072 Interco Hav/Highland Pipe Co. dba Monarch Pipe Company, $11,792;

                  2070 Due to Affiliates: 2085 Interco Hav/Camden, $225,405;

                  2500 N/P Officers & Directors - August 2002, $50,000.

                  Executive will secure the agreement of the creditors on the above listed items to these assumptions of debt and will provide said agreement to the Company upon request.

                  (2) Executive hereby forgives the following debts owed to him:

                  2100 Accrued Payroll: 2114 Acc Pay-Miller, $75,000;

                  2090 Due to Officer - Wages, $151,626;


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

                  2090 Due to Officer - Business Expenses, $2,957;

                  2500 N/P Officer - December 2001, $150,000.

                  (3) Executive hereby represents and warrants that the amounts set forth above and defined as the Debt constitute the total of all amounts owed to Executive and/or his affiliates.

                  (4) The payments provided for in Paragraphs 4(a) includes any accrued paid time off to which Executive was already entitled as of the Termination Date.

                  (5) Executive hereby forgives any and all past, present, or future salary, bonuses, expenses or other monies accrued or owing to Executive for his services as chief executive officer, president, chief financial officer and as a member of the board of directors of the Company.

                  (6) If eligible, Executive and any covered dependents will receive notice of rights under COBRA under separate cover.

                  (7) Executive hereby resigns from the Company's Board of Directors.

                  (8) Executive agrees to take all steps necessary to cause corporation Duncan Hill, Inc. to transfer all outstanding shares of Company Preferred stock which it owns to Company, including, but not limited to: The company shall pay to Duncan Hill, Inc. a total consideration of 6,100 common shares:

                           5.0 million Series A Preferred Shares; and

                           1.1 million Series B Preferred Shares.

                           Executive agrees to cause Duncan Hill to execute
appropriate irrevocable stock powers in the form and/or Letter attached as Exhibit H to effect the transfers herein.

                  (9) Executive and Company agree that Executive's outstanding stock options and warrants, if any, are hereby canceled and are of no further force or effect.

                  (10) Executive must return to Company any and all property of Company, including, but not limited to, keys, all furniture and any fixtures, cellular telephones, personal or laptop computers, in his possession, including all documents or copies, electronic or otherwise, of Company documents, backup tapes and CD-ROMS and/or other confidential information of the Company, excluding those items sold or transferred to Zenvesco, Inc..

         20. The Company and it attorneys make no representation regarding the tax treatment of the payments, forgiveness, cancellation, and assumption of debts herein. Executive understands and agrees that Executive will be solely responsible for the payment of any taxes and penalties assessed on the payment and other actions hereunder and will defend, indemnify, and hold the Company free and harmless from and against any claims resulting from any tax treatment of such payment or action.


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

         21. In consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby release, absolve, and discharge Company and each of Company's parents, subsidiaries, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, workers compensation claims, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Executive (collectively, the "Claims"), which Executive now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of Executive's employment with Company or termination of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Executive. Executive hereby forgives all prior outstanding debt, including, without limitation, the Debt, and any loans made to the Company by Miller, or any debts of the Company which are held by Executive or any affiliate by assignment or otherwise. Also, without limiting the generality of the foregoing, Executive specifically releases Releasees from any claim for attorneys' fees. EXECUTIVE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EXECUTIVE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, CALIFORNIA LABOR CODE SECTION 970, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR CODE, ALL AS AMENDED, OR ANALOGOUS OHIO LAW, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EXECUTIVE OR BY A GOVERNMENTAL AGENCY.

         22. It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every Claim specified in this Agreement. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of California Civil Code section 1542, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:


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

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         Having been so apprised, Executive nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542, and elects to assume all risks for Claims that now exist in Executive's favor, known or unknown.

         23. Executive agrees:

                  a. Executive will not make any derogatory statements about Company, the business of Company, or any employee of Company, and will not discuss any facts or contentions related to any of the Disputes.

                  b. Executive agrees that he shall promptly return all confidential information and all copies to the Company, and Executive shall destroy all extracts, memoranda, notes and any other material prepared by Executive based upon confidential information, unless sold or transferred by the company to Zenvesco, Inc..

         24. INVENTIONS, TRADE SECRETS AND CONFIDENTIALITY.

                  a. DEFINITIONS.

                           (a) INVENTION DEFINED. As used in this Agreement,
"Invention" means discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to processes, methods, formulas, techniques, devices, designs, marketing plans, programs (including computer programs), computer graphics, apparatus, products, as well as improvements thereof or know-how related thereto, relating to any present or anticipated business or activities of Company.

                           (b) Trade Secret Defined. As used in this Agreement,
"Trade Secret" means, without limitation, any document or information relating to Company's products, processes or services including documents and information relating to Inventions, and to the research, development, engineering or manufacture of Inventions, and to Company's purchasing, customer or supplier lists, which documents or information have been disclosed to Executive or known to Executive as a consequence of or through Executive's employment by Company (including documents, information or Inventions conceived, originated, discovered or developed by Executive), which is not generally known in the relevant trade or industry.

                  b. INVENTIONS.

                           (a) DISCLOSURE. Executive shall disclose promptly to
Company each Invention, whether or not reduced to practice, which was conceived or learned by Executive (either alone or jointly with others) during the term of his employment with Company. Executive shall disclose in confidence to Company


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

all patent applications filed by or on behalf of Executive during the term of his prior employment with Company. Any patent application made within one year after the Termination Date shall be presumed to relate to an Invention made during Executive's term of employment with Company, unless Executive clearly proves otherwise.

                           (b) COMPANY PROPERTY; ASSIGNMENT. Executive
acknowledges and agrees that all Inventions which were discovered, conceived, developed, made, produced or prepared by Executive (alone or in conjunction with others) during the duration of Executive's prior employment with Company shall be the sole property of Company. Said property rights of Company include without limitation all domestic and foreign patent rights, rights of registration or other protection under the patent and copyright laws, and all other rights pertaining to the Inventions. Executive further agrees that all services, products and Inventions that directly or indirectly resulted from his prior employment with Company shall be deemed "works for hire" as that term is defined in Title 17 of the United States Codes and accordingly all rights associated therewith shall vest in Company. Notwithstanding the foregoing, Executive hereby assigns to Company all of Executive's right, title and interest in any such services, products and Inventions, in the event any such services, products and Inventions shall be determined not to constitute "works for hire."

                           (c) EXCLUSION NOTICE. The assignment by Executive of
Inventions under this Agreement does not apply to any Inventions which were owned or controlled by Executive prior to December 1, 1997, or Inventions which are expressly excluded from coverage pursuant to Section 2870 of the California Labor Code. Accordingly, pursuant to said Section 2870, Executive is not required to assign an idea or invention where the invention or idea: (i) was created or conceived without the use of any of Company's equipment, supplies, facilities, or trade secret information, (ii) was developed entirely on Executive's own time, (iii) does not relate to the business of Company, (iv) does not relate to Company's actual or demonstrably anticipated research or development, and (v) does not result from any work performed by Executive for Company. As used in this Paragraph 7(b)(3), "invention" shall have the same meaning as "invention" as used in California Labor Code Section 2870.

                           (d) PATENTS AND COPYRIGHTS; ATTORNEY-IN-FACT. Both
before and after the termination of this Agreement (and with reasonable compensation paid by Company to Executive after termination) Executive agrees to assist Company to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, the Inventions in any and all countries. To that end, Executive shall (at Company's request) without limitation, testify in any proceeding, and execute any documents and assignments determined to be necessary or convenient for use in applying for, obtaining, registering and enforcing patent or copyright protection involving any of the Inventions. Executive hereby irrevocably appoints Company, and its duly authorized officers and agents, as Executive's agent and attorney-in-fact to act for and in behalf of Executive in filing all patent applications, applications for copyright protection and registration, amendments, renewals, and all other appropriate documents in any way related to the Inventions.

                           (e)


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

                  c. TRADE SECRETS.

                           (a) ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Executive
recognizes the proprietary interest of Company in any Trade Secrets of Company. Executive acknowledges and agrees that any and all Trade Secrets of Company, whether developed by Executive alone or in conjunction with others or otherwise, shall be and are the property of Company.

                           (b) COVENANT NOT TO DIVULGE TRADE SECRETS. Executive
acknowledges and agrees that Company is entitled to prevent the disclosure of Trade Secrets of Company. In return for the compensation being paid to Executive by Company under this Agreement, Executive agrees at all times to hold in strictest confidence, and not to use, disclose or allow to be disclosed to any person, firm, or corporation, Trade Secrets of Company, including Trade Secrets developed by Executive, other than disclosures to persons engaged by Company to further the business of Company, and other than use in the pursuit of the business of Company.

                           (c) RETURN OF COMPANY PROPERTY. Executive represents
he has returned to Company any and all property of Company, agrees he will not disclose any trade secrets or other confidential information relating to Company, and agrees he will not disparage Company or any of its Executives to others.

                           (d) NO ADVERSE USE. Executive will not at any time
use Company's Trade Secrets or Inventions in any manner which may directly or indirectly have an adverse effect upon Company's business.

         25. CONFIDENTIALITY. Executive agrees: (1) the terms and conditions of this Agreement; and (2) any and all actions taken by Releasees in accordance with this Agreement, are confidential, and shall not be disclosed, discussed or revealed by any of them to any other person or entity except Executive's immediate family and/or accountant. In the event any person or entity asks Executive about any complaints relating to Executive's association with Company, Executive shall respond only to the effect that "the matter has been resolved," and refuse to discuss any such matters further.

         26. Executive agrees not to apply for, seek, or accept employment with Company or with any of Company's subsidiaries, divisions, affiliates, partners or parents, at any time on or after the execution of this Agreement. Executive represents and warrants that, as of the Effective Date of this Agreement, Executive has not accepted or applied for or sought such employment. Further, Executive agrees that in the event such employment occurs in the future, this provision shall serve as adequate grounds for termination of that employment. Executive knowingly and voluntarily waives all rights Executive may have under federal and/or state law to reinstatement or employment with Company. (For purposes of this paragraph, "employment" refers to working as an employee, contractor, or in any other manner.)

         27. If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

         28. The Parties acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The parties acknowledge that each has had the opportunity to consult with an attorney of his/its choice before signing this Agreement.

         29. Executive acknowledges he may later discover facts different from, or in addition to, those they now know or believe to be true with respect to the Claims released in this Agreement, and agrees the release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.

         30. Each of the Parties hereto shall execute and deliver such further documents, and to take or cause to be taken such other and further action, from time to time as necessary or desirable, in order to effectuate the terms and provisions of this Agreement.

         31. This Agreement, the recitals set forth above, which are incorporated herein by this reference, and any document to be execution and delivered in connection thereto (collectively, the "TRANSACTION DOCUMENTS"), constitutes the entire understanding and agreement of the parties pertaining to its subject matter. This Agreement fully, unconditionally, and immediately supersedes any and all prior agreements or understandings among the parties with respect to said subject matter. This Agreement cannot be altered, modified or supplemented except by written agreement, signed by each of the parties sought to be charged, and parol evidence will be inadmissible to show agreement by and among the parties to any terms or conditions contrary or additional to the terms and conditions contained in this Agreement.

         32. This Agreement shall be construed according to the laws of the State of California and any dispute hereunder will be resolved by a court of competent jurisdiction in San Diego County, California.

         33. Executive represents and warrant that Executive has heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Executive agrees to indemnify and hold the Company and Releasees harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys' fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.

         34. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

         35. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. Each party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.


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

         36. Executive will indemnify Releasees against any claim made by Duncan Hill, Inc., Zenvesco, Camden Structure, Inc., Highland Pipe Co. dba Monarch Pipe Company or any affiliate of Duncan Hill, Inc.,, Zenvesco, Camden Structure, Inc., Highland Pipe Co. dba Monarch Pipe Company or Executive based upon facts arising before the Effective Date of this Agreement.

         37. EXECUTIVE'S TIME TO CONSIDER AGREEMENT. Company hereby advises Executive in writing to discuss this Agreement with an attorney before executing it. Executive acknowledges Company has provided Executive at least 21 days within which to review and consider this Agreement before signing it. Should Executive decide not to use the full 21 days, then Executive knowingly and voluntarily waives any claim that Executive was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement.

         38. EXECUTIVE'S TIME TO REVOKE AGREEMENT. Within three calendar days of signing and dating this Agreement, Executive shall deliver the executed original of the Agreement to 12220 El Camino Real, Suite 410 San Diego, California USA 92130 Attention: Fred Kelly, CEO, Facsimile: 1.858.704.5011. However, the Parties acknowledge and agree that Executive may revoke this Agreement for up to seven calendar days following Executive's execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by 12220 El Camino Real, Suite 410 San Diego, California USA 92130 Attention: Fred Kelly, CEO, Facsimile:
1.858.704.5011 not later than midnight on the seventh day following execution of this Agreement by Executive. Executive revokes this Agreement under this Paragraph, this Agreement shall not be effective or enforceable and Executive will not receive the monies and benefits described above, including those described in Paragraph 3 above.

         39. EFFECTIVE DATE. If Executive does not revoke this Agreement in the time frame specified in Paragraph 14 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Executive (the "Effective Date").

         I have read the foregoing Severance Agreement and General Release of All Claims and I accept and agree to the provisions contained in this Agreement and hereby execute it voluntarily and with full understanding of its consequences.

                  PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


Dated:  December 16, 2004                            /S/ WILLIAM L. MILLER
                                                     -----------------------
                                                     William L. Miller


Dated:  December 16, 2004                            SURGE GLOBAL ENERGY, INC.,
                                                     (formerly known as The
                                                     Havana Group, Inc.)

                                                     By: /S/ FRED W. KELLY
                                                     -----------------------
                                                     Its: CEO, Fred W. Kelly

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